Exhibit 99

Investor Contact:	Mark E. Faford
(203) 229-2654
mefaford@archchemicals.com
Press Contact:	Dale N. Walter
(203) 229-3033
dnwalter@archchemicals.com

ARCH CHEMICALS REPORTS FULL-YEAR 2004 EARNINGS EXCEED EXPECTATIONS

Highlights:

•	Sales for the full-year 2004 increased approximately 30 percent over full-year 2003, driven by acquisitions and by organic growth.

•	Earnings for the full-year 2004 increased significantly over full-year 2003.

•	Completed divestiture of the majority of the Microelectronic Materials businesses.

•	For the full-year 2005, sales are expected to grow by eight to ten percent and earnings are expected to be in the $1.20 to $1.30 per share range.

NORWALK, Conn., February 11, 2005 – ARCH CHEMICALS, INC. (NYSE: ARJ) announced full year sales of $1,120.9 million in 2004, a 30 percent increase, compared to $863.5 million reported in 2003. Full year income from continuing operations was $17.3 million in 2004 or $0.74 per share, compared to $10.1 million or $0.45 per share in 2003. Excluding the impairment and restructuring charges of $4.6 million or $0.12 per share, full year income from continuing operations was $20.1 million or $0.86 per share.

The Company sold the majority of its Microelectronic Materials businesses to Fuji Photo Film on November 30, 2004. The results of the divested businesses are reflected as discontinued operations in the accompanying financial statements for all periods presented in accordance with the Statement of Financial Accounting Standard No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.” Net income of $10.0 million in 2004, or $0.42 per share, and net income of $5.0 million in 2003, or $0.22 per share, is classified in discontinued operations. Including these results, Arch Chemicals reported income from continuing operations before restructuring and impairment for 2004 of $30.1 million, or $1.28 per diluted share.

“I am very pleased that Arch delivered strong top-line and bottom-line growth in 2004, despite unprecedented high raw material costs which impacted several of our businesses,” said Chairman, President and CEO Michael E. Campbell. “We delivered strong performance in our Wood Protection business and benefited from increased demand for biocides used in marine paints, antidandruff shampoos and building products. We also made excellent progress last year to strengthen our core Treatment businesses by acquiring Avecia’s Biocides businesses and by divesting the majority of the Microelectronic Materials businesses. We are confident that this strengthening of our portfolio gives us greater resources to pursue additional growth opportunities in our core businesses.”

The following compares segment sales and operating income (loss) for the fourth quarters of 2004 and 2003 (including equity in earnings of affiliated companies, other gains and losses and excluding restructuring and certain unallocated expenses of the corporate headquarters):

The Company has reallocated certain centralized service costs to the Company’s segments that were previously allocated to the Microelectronic Materials segment.

Treatment Products

Treatment Products reported sales of $195.5 million and an operating loss of $0.7 million compared with sales and an operating loss of $143.8 million and $0.5 million, respectively, in 2003.

HTH Water Products

HTH water products reported sales of $50.5 million and an operating loss of $16.1 million for 2004 compared to sales and an operating loss of $39.2 million and $12.0 million, respectively, in 2003. Sales increased $11.3 million, or approximately 29 percent, principally due to the acquisition of Avecia’s pool and spa business which reported sales of $8.9 million. Excluding the impact of the acquisition, sales increased approximately six percent due to favorable foreign currency rates and higher North American residential swimming pool volumes, which were partially offset by lower volumes in Europe. The higher North American sales resulted from increased branded (HTH®) and non-branded calcium hypochlorite volumes and higher pool maintenance products and accessory volumes. Operating loss increased by $4.1 million as the higher sales were more than offset by increased selling and advertising expenses for pool dealer integration initiatives, unfavorable manufacturing maintenance costs related to an unscheduled outage and higher raw material costs.

Personal Care and Industrial Biocides

Personal care and industrial biocides reported sales of $61.7 million and operating income of $12.0 million compared to sales and operating income of $36.4 million and $7.1 million, respectively, in 2003.

Sales increased $25.3 million, or approximately 70 percent, due to the acquisition of Avecia’s protection and hygiene business which reported sales of $20.0 million and continued strong demand for biocides used in antidandruff shampoos, marine antifouling paints and building products. Excluding the impact of the acquisition, sales increased approximately 15 percent from the year-ago period. Operating income increased by $4.9 million as a result of the higher sales and lower legal expenses, which were partially offset by higher selling and administration costs to support growth initiatives. In addition, in 2004 the Company benefited from the sale of toxicology data which was partially offset by higher toxicology spending.

Wood Protection and Industrial Coatings

Wood protection and industrial coatings reported sales of $83.3 million and operating income of $3.4 million compared to sales and operating income of $68.2 million and $4.4 million, respectively, in 2003.

Sales increased $15.1 million, or approximately 22 percent over the prior year, principally due to favorable product mix, as higher volumes of CCA-alternative products (Wolman® E and Tanalith® E) and moldecides more than offset lower volumes of traditional CCA products. Sales also increased from the addition of new customers in the wood protection business, favorable foreign exchange and higher industrial coatings volumes and pricing. The improvement in product mix is a result of the transition to a new generation of wood preservatives for use in the residential market, driven by the voluntary withdrawal in the U.S. by wood treatment manufacturers of their CCA registrations for non-industrial uses as of December 31, 2003. Operating income decreased by $1.0 million over the prior year as the higher volumes and lower CCA legal costs were more than offset by higher raw material costs in both businesses.

Performance Products

Performance Products reported sales of $46.3 million and operating income of $0.7 million compared with sales and operating income of $39.7 million and $1.2 million, respectively, in 2003.

Performance urethanes sales increased approximately 30 percent over the prior year as a result of improved pricing and higher volumes due to stronger demand for glycol and specialty polyol products and higher contract manufacturing volumes. Operating results improved as the higher sales and favorable selling and administration expenses resulting from cost-reduction initiatives were partially offset by higher raw material and energy costs. In addition, 2003 results included an insurance settlement of approximately $3 million that was partially offset by increased bad debt expense related to a customer in Venezuela.

Hydrazine sales decreased by $3.0 million, or approximately 38 percent. The lower sales were due to lower propellant revenues as a result of the expiration of a long-term propellants supply contract with the U.S. government on April 30, 2004, partly offset by increased demand for Ultra PureTM Hydrazine and increased hydrates volumes. Operating results were lower than prior year due to the lower hydrazine propellant revenues.

Other Items

Included in the fourth quarter of 2004 is an impairment charge of $2.9 million ($0.08 per share) for the fully-dedicated manufacturing assets of the Microelectronics Materials business located in Brandenburg, Kentucky which the Company continues to own. These assets will no longer be utilized except for a transition period and have limited, if any, use thereafter.

General corporate expenses increased from 2003 to 2004 by $4.9 million due to higher incentive compensation-related expenses and auditing fees associated with the Sarbanes Oxley Act.

During the fourth quarter the Company adjusted its full year effective tax rate on continuing operations from 35 percent to 29 percent.

U.S. Government Contract:

As previously reported, the U.S. Government Accountability Office (GAO) has sustained Arch’s formal protest of the Defense Energy Support Center’s (DESC) decision to award the government’s next 10-year hydrazine propellant supply contract to a competing firm. The contract involves supplying propellants for use by NASA in the Space Shuttle and by the Air Force in government satellites and launch rockets.

As a result of the GAO’s action, the DESC has notified the Company that it has taken corrective action by re-opening the bidding process. The Company submitted its new bid on January 20, 2005. The DESC has informed the Company that it anticipates completing its contract-award decision late in the first quarter or early in the second quarter.

Discontinued Operations

Income from discontinued operations for the fourth quarter and full year 2004 reflects the results of operations of the microelectronic materials businesses through November 30, 2004.

The 2003 fourth quarter and full year results include the results of the Microelectronic Materials business of $2.3 million and $5.0 million, respectively. In addition, the full year results include the results of operations of the Hickson organics Castleford business and the sulfuric acid business through the date of sale.

Loss on the sale of discontinued operations in the fourth quarter of 2004 includes the after-tax loss on the sale of microelectronic materials businesses of $1.6 million. In addition it includes the after-tax loss of $6.7 million related to the previous sale of the Hickson organics Castleford, England operations. As a result of a significant uncertainty concerning the viability of the purchaser, the Company provided a reserve against existing receivables related to the sale of $2.7 million and a charge of $4.0 million related to probable future commitments. The results also included a $1.1 million tax refund related to the sale of the sulfuric acid business.

2005 Outlook

The Company expects higher raw material costs in its HTH water products business, in particular from purchased chlorinated isocyanurates. However, these cost increases should be more than offset by continued market expansion in the professional pool dealer and the mass merchant markets, a full year contribution from the Pool & Spa acquisition and further realization of cost and revenue synergies from the acquisition. Continued strong demand for the biocides used in marine antifouling paints, in building products and in antidandruff markets, in addition to the protection and hygiene business, are expected in our personal care and industrial biocides businesses. Wood protection is expected to continue to benefit from increased market share in both the CCA-alternative products and the industrial market. As a result, the Company anticipates that sales for the full year will increase by approximately eight to ten percent. Earnings per share for the full-year 2005 are forecast to be in the $1.20 to $1.30 per share range, compared to $0.86 in 2004. Depreciation and amortization is estimated to be approximately $45 million. Capital spending is anticipated to be approximately $25 million. Pension expense is expected to increase by approximately $6 million and the effective tax rate is assumed to be 35 percent.

For the first quarter, the Company anticipates earnings per share to be in the $0.15 to $0.20 per share range.

“Our strategic focus on growth opportunities in our core businesses and strong cash flow generation is delivering improved results. I remain very encouraged with our near-term and long-term outlook and am proud of our employees’ commitment to increase shareholder value. In the year ahead, by sticking to these basics, we are confident that we can further improve our shareholder value by delivering strong top-line and bottom-line results while continuing to provide an attractive dividend.”

Note: All references to earnings per share above reflect diluted earnings per share.

About Arch

Headquartered in Norwalk, CT, Arch Chemicals, Inc. is a global specialty chemicals company with more than $1 billion in annual sales. Arch and its subsidiaries have leadership positions in two segments — Treatment Products and Performance Products — where they serve leading customers with forward-looking solutions to meet their chemical needs. Together with its subsidiaries, Arch has 2,800 employees and manufacturing facilities in North America, South America, Europe, Asia and Africa. For more information, visit the Company’s Web site at http://www.archchemicals.com.

•	Listen in live to Arch Chemicals’ fourth quarter 2004 earnings conference call on Friday, February 11, 2005 at 11:00 a.m. (ET) at http://www.archchemicals.com.

•	If members of the public wish to access Arch’s live earnings call in a listen-only mode, dial: (800) 706-7748, passcode 26212232, in the United States or (617) 614-3473, passcode 26212232, outside the United States.

•	A telephone replay will be available from 1:00 p.m. on Friday, February 11 until 6:00 p.m. (ET) on Friday, February 18, 2005. The replay number is (888) 286-8010, passcode 32949791; from outside the United States, please call (617) 801-6888, passcode 32949791.

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Except for historical information contained herein, the information set forth in this communication contains forward-looking statements that are based on management’s beliefs, certain assumptions made by management and management’s current expectations, estimates and projections about the markets and economy in which Arch and its various businesses operate. Words such as “anticipates,” “believes,” “estimates,” “expects,” “forecasts,” “opines,” “plans,” “predicts,” “projects,” “should,” “targets,” and variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions (“Future Factors”), which are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expected or forecasted in such forward-looking statements. The Company undertakes no obligation to update publicly any forward-looking statements, whether as a result of future events, new information or otherwise. Future Factors which could cause actual results to differ materially from those discussed include but are not limited to: general economic and business and market conditions; lack of moderate growth or recession in U.S. and European economies; increases in interest rates; economic conditions in Asia; worsening economic and political conditions in Venezuela; strengthening of the U.S. dollar against foreign currencies; customer acceptance of new products; efficacy of new technology; changes in U.S. laws and regulations; increased competitive and/or customer pressure; the Company’s ability to maintain chemical price increases; higher-than-expected raw material costs for certain chemical product lines; inability to get anti-dumping duties reduced on certain products; increased foreign competition in the calcium hypochlorite markets; unfavorable court, arbitration, jury decisions or tax matters; the supply/demand balance for the Company’s products, including the impact of excess industry capacity; failure to achieve targeted cost-reduction programs; capital expenditures in excess of those scheduled; environmental costs in excess of those projected; the occurrence of unexpected manufacturing interruptions/outages at customer or company plants; reduction in expected government contract orders and/or the failure to be awarded a new U.S. government contract for hydrazine propellants; unfavorable weather conditions for swimming pool use; inability to expand sales in the professional pool dealer market; and gains or losses on derivative instruments.

Arch Chemicals, Inc.

Condensed Consolidated Statements of Income (a)

(In millions, except per share amounts)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2004	2003	2004	2003
Sales	$241.8	$183.5	$1,120.9	$863.5
Cost of Goods Sold	181.8	135.2	808.0	618.1
Selling and Administration	66.4	51.5	252.6	209.7
Research and Development	4.4	2.9	15.4	11.7
Other (Gains) and Losses	—	(0.5)	1.4	(3.0)
Restructuring	—	(0.8)	1.7	0.4
Impairment (b)	2.9	—	2.9	—
Interest Expense, net	4.0	4.1	18.6	16.6

Income (Loss) from Continuing Operations Before Equity in Earnings of Affiliated Companies, Taxes and Cumulative Effect of Accounting Change	(17.7)	(8.9)	20.3	10.0
Equity In Earnings of Affiliated Companies	1.0	1.4	4.0	5.6
Income Tax Provision (Benefit)	(8.1)	(3.1)	7.0	5.5

Income (Loss) from Continuing Operations Before Cumulative Effect of Accounting Change	(8.6)	(4.4)	17.3	10.1
Income from Discontinued Operations, net of tax (c)	1.9	2.3	10.0	3.2
Gain (Loss) on Sales of Discontinued Operations, net of tax (d)	(7.2)	(0.5)	(7.4)	14.5
Cumulative Effect of Accounting Change, net of tax	—	—	—	(0.4)

Net Income (Loss)	$(13.9)	$(2.6)	$19.9	$27.4

Basic Income (Loss) Per Share:
Continuing Operations Before Cumulative Effect of Accounting Change	$(0.36)	$(0.19)	$0.75	$0.45
Income from Discontinued Operations (c)	0.08	0.10	0.43	0.14
Gain (Loss) on Sales of Discontinued Operations (d)	(0.31)	(0.02)	(0.32)	0.64
Cumulative Effect of Accounting Change (e)	—	—	—	(0.02)

Basic Income (Loss) Per Share	$(0.59)	$(0.11)	$0.86	$1.21

Diluted Income (Loss) Per Share:
Continuing Operations Before Cumulative Effect of Accounting Change	$(0.36)	$(0.19)	$0.74	$0.45
Income from Discontinued Operations (c)	0.08	0.10	0.42	0.14
Gain (Loss) on Sales of Discontinued Operations (d)	(0.31)	(0.02)	(0.32)	0.64
Cumulative Effect of Accounting Change (e)	—	—	—	(0.02)

Diluted Income (Loss) Per Share	$(0.59)	$(0.11)	$0.84	$1.21

Weighted Average Common Stock Outstanding - Basic	23.5	22.6	23.2	22.6
Weighted Average Common Stock Outstanding - Diluted	23.5	22.6	23.5	22.6

Adjusted EBITDA (e)	$3.8	$9.1	$113.3	$90.8

(a)	Unaudited. As a result of the sale of the microelectronic materials business, the Company has restated prior period results to include the results of operations of the microelectronic materials business in discontinued operations in accordance with SFAS 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.”
(b)	Fourth quarter 2004 impairment relates to the write-down of property, plant and equipment due to the sale of the microelectronic materials business.
(c)	Represents the results of operations of the microelectronic materials business, the sulfuric acid business and the Hickson organics business, net of tax, through the date of the sale of the businesses. The results of operations also includes the CMS business as it is being accounted for as an asset held for sale.
(d)	The gain (loss) on sales of discontinued operations, net of tax, consists of the following:

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2004	2003	2004	2003
Microelectronic Materials	(1.6)	—	(1.6)	—
Hickson organics business (1)	(6.7)	(0.5)	(7.3)	(2.0)
Sulfuric Acid (2)	1.1	—	1.5	16.5

Gain (Loss) on Sales of Discontinued Operations, net of tax	(7.2)	(0.5)	(7.4)	14.5

(1)	Fourth quarter 2004 represents a reserve on existing receivables and a charge for probable future commitments as a result of the uncertainty concerning the viability of the purchaser. Full year 2004 also includes a post-closing working capital adjustment.
(2)	Fourth quarter and full year 2004 primarily represents a tax refund related to the sale of the sulfuric acid business.
(e)	Represents earnings before interest, taxes, depreciation and amortization, excludes restructuring, other non-cash adjustments, cumulative effect of accounting change and unremitted earnings of 50% or less owned affiliates and includes the operating results of the microelectronic materials business, Hickson organics division and the sulfuric acid business. A table reconciling Adjusted EBITDA to the GAAP measure that the Company believes to be most directly comparable, income from continuing operations before cumulative effect of accounting change, is included in an accompanying schedule to this press release.

The following table reconciles income and diluted income per share from continuing operations before cumulative effect of accounting change to income and diluted income per share from continuing operations before cumulative effect of accounting change, restructuring, impairment and the sale of the microelectronic materials business to provide comparability to the original guidance for both the three months and twelve months ended December 31, 2004 and 2003, respectively:

	Twelve Months Ended December 31, 2004		Twelve Months Ended December 31, 2003
	Income	EPS	Income	EPS
Income from Continuing Operations Before Cumulative Effect of Accounting Change	$17.3	$0.74	$10.1	$0.45
Add: Restructuring, net of tax	1.0	0.04	0.2	0.01
Add: Impairment, net of tax	1.8	0.08	—	—

Income from Continuing Operations Before Cumulative Effect of Accounting Change, Restructuring and Impairment	20.1	0.86	10.3	0.46
Add: Income from Discontinued Operations, net of tax, before restructuring for microelectronic materials	10.0	0.42	4.4	0.19

Income from Continuing Operations Before Cumulative Effect of Accounting Change, Restructuring and Impairment	$30.1	$1.28	$14.7	$0.65

Arch Chemicals, Inc.

Condensed Consolidated Balance Sheets (a)

(In millions, except per share amounts)

	December 31, 2004	December 31, 2003
Assets:

Cash & Cash Equivalents	$74.6	$64.8
Accounts Receivable, Net (b)	125.6	100.3
Short-Term Investment (b)	53.3	43.3
Inventories, Net	151.1	110.9
Other Current Assets	37.9	26.7
Assets Held For Sale	15.9	179.9

Total Current Assets	458.4	525.9
Investments and Advances - Affiliated Companies at Equity	15.5	16.0
Property, Plant and Equipment, Net	211.6	207.9
Goodwill	192.4	110.4
Other Intangibles	151.2	60.6
Other Assets	70.9	55.6

Total Assets	$1,100.0	$976.4

Liabilities and Shareholders’ Equity:

Short-Term Borrowings	$9.1	$0.7
Accounts Payable	160.2	121.7
Accrued Liabilities	108.1	80.2
Liabilities Associated with Assets Held For Sale	12.2	26.5

Total Current Liabilities	289.6	229.1
Long-Term Debt	215.2	218.5
Other Liabilities	235.4	191.1

Total Liabilities	740.2	638.7

Commitments and Contingencies

Shareholders’ Equity:
Common Stock, Par Value $1 Per Share, Authorized 100.0 Shares: 23.4 Shares Issued and Outstanding (22.5 in 2003)	23.4	22.5
Additional Paid-in Capital	418.2	398.2
Retained Earnings	14.8	13.4
Accumulated Other Comprehensive Loss	(96.6)	(96.4)

Total Shareholders’ Equity	359.8	337.7

Total Liabilities and Shareholders’ Equity	$1,100.0	$976.4

(a)	Unaudited. As a result of the sale of the microelectronic materials business, the Company has restated its financial statements to reflect the microelectronic materials business as an asset held for sale in accordance with SFAS 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.”
(b)	The Company sells certain accounts receivable through an accounts receivable securitization program entered into in March 2002. See Form 10-K for additional information. As a result, accounts receivable have been reduced, and the Company’s undivided interest in such receivables has been reflected as a short-term investment. As of December 31, 2004, and 2003, the Company had not sold any participation interests in accounts receivable.

Arch Chemicals, Inc.

Condensed Consolidated Statements of Cash Flows (a)

(In millions)

Twelve Months Ended December 31,	2004	2003
Operating Activities:
Net Income	$19.9	$27.4
Adjustments to Reconcile Net Income to Net Cash and Cash Equivalents Provided by (Used in) Operating Activities:
(Income) loss from discontinued operations	(10.0)	(3.2)
(Gain) loss on sale of discontinued operations	7.4	(14.5)
Cumulative Effect of Accounting Change	—	0.4
Equity in Earnings of Affiliates	(4.0)	(5.6)
Other (Gains) Losses	1.4	(3.0)
Depreciation and Amortization	46.9	39.4
Deferred Taxes	(3.6)	1.3
Restructuring (income) expense	1.7	0.4
Impairment	2.9	—
Restructuring Payments	(4.8)	(4.5)
Changes in Assets and Liabilities, Net of Purchase and Sale of Businesses:
Accounts Receivable Securitization Program	—	(33.5)
Receivables	(0.3)	(10.8)
Inventories	(7.4)	13.7
Other Current Assets	(1.7)	1.9
Accounts Payable and Accrued Liabilities	20.2	0.1
Noncurrent Liabilities	1.9	(1.6)
Other Operating Activities	5.8	5.9

Net Operating Activities from Continuing Operations	76.3	13.8
Change in Net Assets Held for Sale	11.8	4.8

Net Operating Activities	88.1	18.6

Investing Activities:
Capital Expenditures	(18.3)	(17.0)
Businesses Acquired in Purchase Transaction, net of cash acquired	(215.8)	(2.5)
Proceeds from sales of business	158.5	61.2
Proceeds from sales of land	0.9	2.8
Other Investing Activities	(0.1)	0.9

Net Investing Activities	(74.8)	45.4

Financing Activities:
Long-Term Debt Borrowings	207.0	—
Long-Term Debt Repayments	(207.0)	(0.8)
Short-Term Borrowings (Repayments)	7.8	(1.7)
Dividends Paid	(18.5)	(18.0)
Other Financing Activities	4.2	6.5

Net Financing Activities	(6.5)	(14.0)

Effect of Exchange Rate Changes on Cash and Cash Equivalents	3.0	2.6

Net Increase (Decrease) in Cash and Cash Equivalents	9.8	52.6
Cash and Cash Equivalents, Beginning of Year	64.8	12.2

Cash and Cash Equivalents, End of Period	$74.6	$64.8

(a)	Unaudited. As a result of the sale of the microelectronic materials business, the Company has restated its financial statements to reflect the microelectronic materials business as an asset held for sale in accordance with SFAS 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.”

Arch Chemicals, Inc.

Segment Information (a)

(In millions)

	2004
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Total Year
Sales:
Treatment Products:
- HTH Water Products (b)	$70.0	$162.5	$83.0	$50.5	$366.0
- Personal Care and Industrial Biocides (b)	41.6	65.8	65.5	61.7	234.6
- Wood Protection and Industrial Coatings	86.1	95.5	86.2	83.3	351.1

Total Treatment Products	197.7	323.8	234.7	195.5	951.7
Performance Products:
- Performance Urethanes	33.4	32.6	37.6	41.4	145.0
- Hydrazine	9.2	5.6	4.5	4.9	24.2

Total Performance Products	42.6	38.2	42.1	46.3	169.2

Total Sales	$240.3	$362.0	$276.8	$241.8	$1,120.9

Segment Operating Income (Loss) (c):
Treatment Products:
- HTH Water Products (b, d)	$2.3	$27.9	$(6.9)	(16.1)	$7.2
- Personal Care and Industrial Biocides (b, e, f)	8.3	12.9	16.9	12.0	50.1
- Wood Protection and Industrial Coatings	3.2	10.4	7.1	3.4	24.1

Total Treatment Products	13.8	51.2	17.1	(0.7)	81.4
Performance Products:
- Performance Urethanes (d)	(3.4)	(1.9)	(2.0)	2.1	(5.2)
- Hydrazine (d)	1.4	(1.3)	(1.3)	(1.4)	(2.6)

Total Performance Products	(2.0)	(3.2)	(3.3)	0.7	(7.8)

	11.8	48.0	13.8	—	73.6
General Corporate Expenses (i)	(4.3)	(6.6)	(5.4)	(9.8)	(26.1)

Total Segment Operating Income (Loss) including Equity in Earnings of Affiliated Companies	7.5	41.4	8.4	(9.8)	47.5

Restructuring	—	(1.7)	—	—	(1.7)
Impairment	—	—	—	(2.9)	(2.9)
Equity In Earnings of Affiliated Companies	(1.1)	(0.7)	(1.2)	(1.0)	(4.0)

Total Operating Income	6.4	39.0	7.2	(13.7)	38.9
Interest Expense, net	(3.9)	(5.4)	(5.3)	(4.0)	(18.6)

Total Income (Loss) from Continuing Operations before Taxes, Equity in Earnings of Affiliated Companies and Cumulative Effect of Accounting Change	$2.5	$33.6	$1.9	$(17.7)	$20.3

	2003
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Total Year
Sales:
Treatment Products:
- HTH Water Products	$52.6	$122.5	$75.4	$39.2	$289.7
- Personal Care and Industrial Biocides	38.3	37.5	37.1	36.4	149.3
- Wood Protection and Industrial Coatings	59.9	72.1	68.1	68.2	268.3

Total Treatment Products	150.8	232.1	180.6	143.8	707.3
Performance Products:
- Performance Urethanes	30.2	28.7	31.5	31.8	122.2
- Hydrazine	8.4	10.1	7.6	7.9	34.0

Total Performance Products	38.6	38.8	39.1	39.7	156.2

Total Sales	$189.4	$270.9	$219.7	$183.5	$863.5

Segment Operating Income (Loss) (c):
Treatment Products:
- HTH Water Products	$3.0	$17.8	$(1.2)	$(12.0)	$7.6
- Personal Care and Industrial Biocides	7.5	6.8	6.9	7.1	28.3
- Wood Protection and Industrial Coatings (g)	1.9	3.8	3.8	4.4	13.9

Total Treatment Products	12.4	28.4	9.5	(0.5)	49.8
Performance Products:
- Performance Urethanes (h)	(2.6)	(1.7)	(2.1)	0.4	(6.0)
- Hydrazine	0.1	0.8	0.2	0.8	1.9

Total Performance Products	(2.5)	(0.9)	(1.9)	1.2	(4.1)

	9.9	27.5	7.6	0.7	45.7
General Corporate Expenses (i)	(3.3)	(3.2)	(1.7)	(4.9)	(13.1)

Total Segment Operating Income (Loss) including Equity in Earnings of Affiliated Companies	6.6	24.3	5.9	(4.2)	32.6

Restructuring Income (Expense)	0.2	(1.4)	—	0.8	(0.4)
Equity In Earnings of Affiliated Companies	(1.2)	(1.4)	(1.6)	(1.4)	(5.6)

Total Operating Income	5.6	21.5	4.3	(4.8)	26.6
Interest Expense, net	(4.1)	(4.3)	(4.1)	(4.1)	(16.6)

Total Income (Loss) from Continuing Operations before Taxes, Equity in Earnings of Affiliated Companies and Cumulative Effect of Accounting Change	$1.5	$17.2	$0.2	$(8.9)	$10.0

(a)	Unaudited. Restated to reflect the sale of the Microelectronic Materials business segment including a reallocation of corporate and centralized services to existing business’ previously allocated to the Microelectronic Materials Segment.
(b)	Includes the results of the acquired pool & spa and protection & hygiene businesses from the date of acquisition on April 2, 2004.
(c)	Includes equity in earnings (losses) of affiliated companies.
(d)	The third quarter and full year 2004 includes a charge for a Brazilian state import tax claim of $0.4 million, $1.6 million and $0.1 million for the water products, performance urethanes and hydrazine businesses, respectively.
(e)	The third quarter and full year 2004 includes a gain on the sale of building of $0.6 million for the personal care business.
(f)	Second quarter 2004 includes $3.0 million and third quarter 2004 includes $3.1 million of a $6.1 million settlement from a favorable judgment obtained earlier this year against a former owner of an acquired company.
(g)	The fourth quarter and full year 2003 includes a gain on the sale of warehouses of $0.5 million for the coatings business.
(h)	The fourth quarter and full year 2003 includes an insurance settlement of $3.3 million for the reimbursement of past and future repairs of one of the the Company’s manufacturing locations.
(i)	Includes certain general expenses of the corporate headquarters that are not allocated to the business segments, including costs associated with the Company’s accounts receivable securitization program and the results of the company’s Planar joint venture. The third quarter and full year 2003 includes the gain on the sale of land of $2.5 million.

Arch Chemicals, Inc.

Reconciliation of GAAP to Non-GAAP Information (Unaudited):

(In millions, except per share amounts)

The following table reconciles income (loss) and diluted income (loss) per share from continuing operations before cumulative effect of accounting change to income (loss) and diluted income (loss) per share from continuing operations before cumulative effect of accounting change, restructuring and impairment:

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2004	2003	2004	2003

Income (Loss) from Continuing Operations Before Cumulative Effect of Accounting Change	$(8.6)	$(4.4)	$17.3	$10.1
Add (deduct): Restructuring, net of tax	—	(0.5)	1.0	0.2
Add (deduct): Impairment, net of tax	1.8	—	1.8	—

Income (Loss) from Continuing Operations Before Cumulative Effect of Accounting Change, Restructuring and Impairment	$(6.8)	$(4.9)	$20.1	$10.3

Diluted Income (Loss) Per Share:
Income (Loss) from Continuing Operations Before Cumulative Effect of Accounting Change	$(0.36)	$(0.19)	$0.74	$0.45
Add (deduct): Restructuring, net of tax	—	(0.02)	0.04	0.01
Add (deduct): Impairment, net of tax	0.08	—	0.08	—

Diluted Income (Loss) Per Share from Continuing Operations Before Cumulative Effect of Accounting Change, Restructuring and Impairment	$(0.28)	$(0.21)	$0.86	$0.46

The following table reconciles income and diluted income per share from discontinued operations to income and diluted income per share from discontinued operations and restructuring for the microelectronic materials business:

	Twelve Months Ended December 31,
	2004	2003

Income (Loss) from Discontinued Operations	$10.0	$3.2
Add: Loss from discontinued operations, net of tax, for sulfuric acid and the Hickson organics businesses	—	1.8
Deduct: Restructuring, net of tax	—	(0.6)

Income from Discontinued Operations before Restructuring for the microelectronic materials businesses	$10.0	$4.4

Diluted Income (Loss) Per Share:
Income from Discontinued Operations	$0.42	$0.14
Add: Loss from discontinued operations, net of tax, for sulfuric acid and the Hickson organics businesses	—	0.08
Deduct: Restructuring, net of tax	—	(0.03)

Diluted Income Per Share from Continuing Operations before Restructuring for the microelectronic materials businesses	$0.42	$0.19

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2004	2003	2004	2003
Adjusted EBITDA:
Income (Loss) from Continuing Operations Before Cumulative Effect of Accounting Change	$(8.6)	$(4.4)	$17.3	$10.1
Add (deduct):
Interest Expense, net	4.0	4.1	18.6	16.6
Income Tax Provision	(8.1)	(3.1)	7.0	5.5
Depreciation and Amortization	12.6	9.9	46.9	39.4
Dividends from Affiliated Companies	0.3	1.2	5.7	4.8
Equity In (Earnings) of Affiliated Companies	(1.0)	(1.4)	(4.0)	(5.6)
Restructuring / Impairment	2.9	(0.8)	4.6	0.4
Purchase Accounting Adjustments	—	—	1.1	—
Discontinued Operations EBITDA (a)	1.7	3.6	16.1	19.6

Adjusted EBITDA	$3.8	$9.1	$113.3	$90.8

(a) Discontinued Operations EBITDA is calculated as follows:

Income from Discontinued Operations, net of tax	$1.9	$2.3	$10.0	$3.2
Add (deduct):
Restructuring	—	(0.4)	—	(1.1)
Impairment	—	—	—	4.0
Interest Expense, net	—	(0.1)	—	0.7
Income Tax Provision	(0.5)	0.9	2.7	2.3
Depreciation and Amortization	1.9	3.7	11.0	14.7
Equity in Earnings of Affiliated Companies	(2.1)	(2.8)	(12.5)	(6.1)
Dividends from Affiliated Companies	—	—	4.4	1.9
Inventory adjustment	0.5	—	0.5	—

Discontinued Operations EBITDA	$1.7	$3.6	$16.1	$19.6